Exhibit 99.1

DCP Midstream Partners Announces Drop Down of Interests in Mont Belvieu Fractionators from DCP Midstream LLC

Company Release - 06/25/2012 16:37

DENVER—(BUSINESS WIRE)— DCP Midstream Partners, LP (NYSE: DPM) or the “Partnership” today announced that it has entered into an agreement with DCP Midstream, LLC for the contribution of its minority ownership interests in two non-operated Mont Belvieu fractionators for $200 million. As part of the transaction, DCP Midstream, LLC will take approximately 30 percent of the total consideration in common units of the Partnership. The transaction is at an EBITDA multiple in-line with past transactions between DCP Midstream, LLC and the Partnership and is expected to close early in the third quarter.

The minority ownership interests include the following:

1. A 12.5 percent interest in the Enterprise fractionator (“EPC”) which is operated by Enterprise Product Partners (NYSE: EPD). EPD owns a 75 percent interest in EPC and Phillips 66 (NYSE: PSX) owns the remaining 12.5 percent interest.

2. A 20 percent ownership interest in the Mont Belvieu 1 fractionator (“MB1”) which is operated by ONEOK Partners (NYSE: OKS). OKS owns the remaining 80 percent interest in MB1.

“This immediately accretive dropdown provides us with fee-based margins and an opportunity to continue to diversify our business portfolio by expanding our NGL Logistics segment” said Mark Borer, president and CEO of the Partnership. “The addition of these two strategically located fractionators demonstrates progress on the execution of our co-investment strategy with our general partner. This will bring our announced co-investments for 2012 to over $500 million and will support our previously announced distribution growth target for 2012 of 6 to 8 percent.”

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and Phillips 66. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com

DCP Midstream Partners

Media and Investor Relations Contact:

Jonni Anwar, 303-605-1868

or

24-Hour: 303-887-5419

www.dcppartners.com

Source: DCP Midstream Partners